Exhibit 10.1

Vapor Corp.

3001 Griffin Road

Dania Beach, Florida 33312

Dear Gina,

We are very pleased to extend an offer of employment to you for the position of Chief Financial Officer of Vapor Corp., a Delaware company (the “Company”). This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

In your capacity as Chief Financial Officer, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time by the Chief Executive Officer, VP of Operations, President and the board of directors. You will report directly to the President and VP of Operations. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company and its shareholders’ interests.

Your principal place of employment shall be at our corporate headquarters, subject to business travel as needed to properly fulfill your employment duties and responsibilities.

Subject to satisfaction of all of the conditions described in this letter (including the Company’s Board of Directors approving your appointment), your anticipated start date is September 15, 2015 (“Start Date”).

In consideration of your services, you will be paid an initial base salary of $175,000 per year, subject to review annually, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s executives, subject to the terms and conditions of such plans and programs. You will be entitled to four weeks of paid time off annually (exclusive of holidays). The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company. If your employment with the Company is terminated for any reason, you will not be eligible to receive any severance. If your employment with the Company is terminated for any reason, you will be eligible to receive any earned unpaid paid time off.

This offer letter shall be governed by the laws of Delaware, without regard to conflict of law principles.

This offer is contingent upon:

(a) Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date.

(b) Your execution of the Company’s enclosed Insider Trading Policy.

This offer will be withdrawn if any of the above conditions are not satisfied.

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to me within five days.

I look forward to hearing from you.

Yours sincerely,

/s/ Gregory Brauser
Gregory Brauser
President

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied that are not set forth expressly in the foregoing letter and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter

/s/ Gina Hicks
Gina Hicks